Exhibit 10.9

Metacrine, Inc.

September 7, 2016

BY EMAIL

Re: Employment Agreement

Dear Ken:

On behalf of Metacrine, Inc. (the “Company”), I am pleased to offer you the position of the Company’s President and Chief Executive Officer. The terms of your employment are set forth below.

1. Position. You will report to the Company’s Board of Directors (the “Board”). This is a full-time employment position. It is understood and agreed that, while you render services to the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time) unless you first obtain the Board’s approval. You shall also serve as a member of the Board for so long as you continue to serve as President and Chief Executive Officer. At such time as your service as President and Chief Executive Officer terminates, you agree to immediately resign as a member of the Board.

2. Start Date. Your employment with the Company will begin on or about September 12, 2016. For purposes of this Agreement, the actual first day of your employment with the Company shall be referred to as the “Start Date.”

3. Salary and Annual Discretionary Bonus.

(a) The Company will pay you a base salary payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your base salary will be paid at the annual rate of $350,000.00, subject to periodic review and adjustment at the Board’s discretion. The annual base salary in effect at any given time shall be referred to herein as the “Base Salary”. The Board may review your Base Salary for adjustment from time to time.

(b) You will be eligible to be considered for a discretionary annual performance bonus of up to 40% of the Base Salary, based on achievement of individual and/or corporate performance targets, metrics and/or objectives to be determined and approved by the Board or the Compensation Committee thereof. Any such bonus would be paid after the close of the fiscal year and after determination by the Board (or the Compensation Committee thereof) of (i) the level of achievement of the applicable individual and corporate performance targets, metrics and/or objectives and (ii) the amount of the annual incentive compensation earned by you (if any). No annual incentive compensation is guaranteed and, in addition to the other conditions for earning such compensation, you must remain an employee in good standing of the Company on the annual incentive compensation payment date in order to be eligible for any annual incentive compensation.

Ken Song

September 7, 2016

4. Equity.

(a) As further consideration for your employment, promptly following your Start Date and subject to approval by the Board and receipt of a common stock valuation analysis by an independent third-party, you will be granted an option under the Company’s 2014 Equity Incentive Plan, as amended (the “Plan”) to purchase that number of shares of the Company’s common stock that is equal to 5.75% of the fully-diluted capitalization of the Company then outstanding but assuming the receipt by the Company of an aggregate of $37,816,645 (in cash or upon conversion of promissory notes) from the sale of shares of Series A Preferred Stock in the ongoing Series A preferred financing transaction (the “Options”). “Fully-diluted capitalization of the Company” means the number of shares of the Company’s Common Stock actually outstanding plus the number of shares of Common Stock issuable upon the conversion of all shares of preferred stock actually outstanding plus the number of shares of Common Stock subject to outstanding awards or reserved for issuance under the Plan.

(b) The Options will have an exercise price equal to the fair market value of the Common Stock as of the date of grant as determined by the Board and shall vest as follows: (i) 25% of the shares subject to the option shall vest twelve months after the Start Date, subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. The Options shall be “early exercisable” at your election such that the Options may be exercised pursuant to its terms in whole or in part at any time or from time to time notwithstanding any vesting restrictions contained therein, provided that upon termination of your services the Company shall have the right to repurchase any shares issued upon any such early exercise that are not then vested at a price equal to the applicable exercise price per share thereof upon notice delivered to you, as more fully set forth in the Plan and related stock option agreement and early exercise stock purchase agreement (together, the “Equity Documents”). The Equity Documents contain additional terms and conditions applicable to the Options.

5. Benefits/Vacation.

(a) You will be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees including medical, dental, vision, disability, life and 401k, all subject to the terms and conditions of such plans and programs. Details of such benefits programs, including mandatory employee contributions, if any, and waiting periods, if applicable, will be made available to you when such benefit(s) become available.

(b) During the term of your employment, the Company will reimburse your monthly service fees for one mobile telephone/data device, in accordance with the Company policies.

(c) You will be entitled to accrue up to seventeen (17) days per year of vacation in accordance with subject to the terms and conditions of the Company’s vacation policy (which includes a maximum accrual cap), as may be amended from time to time.

Ken Song

September 7, 2016

6. At-Will Employment; Accrued Obligations. Your employment is “at will,” meaning you or the Company may terminate it at any time, with or without Cause (as defined below) or advance notice. In the event of the ending of your employment for any reason and at any time, the Company shall pay you: (i) any unpaid base salary through your last day of employment (the “Date of Termination”), (ii) any accrued but unused vacation, and (iii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to the Date of Termination and not yet reimbursed (together the “Accrued Obligations”).

7. Post-Change in Control Termination Benefits. If the Company terminates your employment without Cause (as defined below, other than due to death or Complete Disability) or you resign your employment for Good Reason (as defined below), in either case, within three (3) months immediately preceding or twelve (12) months immediately following the consummation of a Change in Control (as defined below), in addition to the Accrued Obligations, and provided you enter into, do not revoke and comply with the terms of a General Release of Claims in the form provided by the Company which shall include a full general release of claims against the Company and related persons and entities) (the “Release”), but in no event later than forty-five (45) days following your termination, the vesting of the Options and all subsequent time-based equity compensation awards shall be fully accelerated such that on the effective date of such termination one hundred percent (100%) of the Options and any other time-based equity awards granted to you prior to such termination shall be fully vested and immediately exercisable by you. If necessary to give effect to the foregoing provision, notwithstanding anything to the contrary set forth in your Equity Documents or other agreements governing the post-termination exercise period of your time-based equity compensation awards, following any such termination of your employment without Cause (other than due to death or Complete Disability) or for Good Reason that occurs prior to a Change in Control, none of your equity awards shall terminate with respect to any vested or unvested portion subject to such award before the date that is three (3) months following your termination.

8. Definitions. For purposes of this Agreement:

“Cause” means: (i) Your commission of any felony or commission of a crime involving dishonesty; (ii) conduct by you in connection with your service to the Company that is fraudulent, unlawful or grossly negligent; (iii) your willful failure or refusal to comply with lawful directives of the Board; (iv) willful breach by you of a written Company policy or your representations, warranties, covenants and/or obligations under this Agreement (including the Restrictive Covenant Agreement (defined below)), which, if curable, is not cured by you within 30 days following your receipt of written notice from the Company detailing the nature of such breach; and/or (v) material misconduct by you which adversely impacts, discredits or damages the Company or any of its affiliates.

“Change in Control” shall be deemed to have occurred upon the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the Company consolidates with or merges into another corporation or

Ken Song

September 7, 2016

entity, or any other corporation or entities consolidates with or merges into the Company, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) a majority of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, (B) a merger or consolidation which would result in a majority of the board of directors of the combined entity being comprised of members of the board of directors of the pre-transaction Company and the chief executive officer of the combined entity being the chief executive officer of the pre-transaction Company, in each case immediately following the consummation of such merger or consolidation, or (C) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person becomes the beneficial owner, directly or indirectly, of a majority of the total voting power of all shares of then outstanding Common Stock, (iv) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transaction by a person or group of persons, or (v) any other acquisition of the business of the Company, as determined by the Board; provided, however, that the Company’s initial public offering of its securities, any subsequent public offering or other capital raising event, or a merger effected solely to change the Company’s domicile shall not constitute a “Change in Control.”

“Complete Disability” shall mean your inability to perform your duties under this Agreement, whether with or without reasonable accommodation, because you have become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when you become disabled, the term “Complete Disability” shall mean your inability to perform your duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated you from satisfactorily performing all of your usual services for the Company, with or without reasonable accommodation, for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

“Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events, without your prior written consent: (i) a material reduction of your Base Salary (unless pursuant to a salary reduction program applicable generally to the Company’s senior management employees); or (ii) relocation of your principal place of employment to a place that increases your one-way commute by more than seventy-five (75) miles as compared to your then-current principal place of employment immediately prior to such relocation; or (iii) a material reduction in your job title and primary duties, responsibilities and authorities, provided, however, that a change in job position (including

Ken Song

September 7, 2016

a change in title) shall not be deemed a “material reduction” in and of itself unless your new duties are materially reduced from the prior duties.

“Good Reason Process” shall mean that (A) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (B) you have notified the Company in writing of the first occurrence of the Good Reason condition within 30 days of the first occurrence of such condition; (C) you have cooperated in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (D) notwithstanding such efforts, the Good Reason condition continues to exist; and (E) you terminate your employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

9. Confidential Information and Restricted Activities. As a condition of employment, you shall execute and abide by the Company’s standard form of EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT (the “Restrictive Covenant Agreement”) attached as Exhibit 1, the terms of which are incorporated by reference herein. Without limiting the foregoing, during your employment with the Company, you shall not engage in competition with the Company and/or any of its affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services that are in the same field of use or which otherwise compete with the products or services of the Company, except with the prior written consent of the Board.

10. Taxes; Section 409A; Section 280G.

(a) All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the of the Internal Revenue Code of 1986, as amended and the regulations and other guidance thereunder (the “Code”), the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to additional tax imposed pursuant to Section 409A(a) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service (as defined below), or (B) your death. All reimbursements under this Agreement shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. The

Ken Song

September 7, 2016

Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code.

The severance benefits under this Agreement are intended to qualify for an exemption from application of Section 409A of the Code or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from, or if not exempt from, comply with, Section 409A of the Code.

(c) If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

The accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual,

Ken Song

September 7, 2016

entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

11. Interpretation, Amendment and Enforcement. This Agreement, including the Restrictive Covenant Agreement and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

12. Dispute Resolution. To ensure the rapid and economical resolution of any disputes that may arise in connection with your employment, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to any statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment, or the termination of your employment, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) by a single arbitrator and under the JAMS Employment Arbitration Rules & Procedures (which are accessible on the JAMS’ website at http://www.jamsadr.com/rules-employment-arbitration/, and which will be provided to you on request). The arbitration will be held in the JAMS’ office closest to your assigned office location, or such other location as then-agreed by the parties. You and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. By agreeing to this arbitration procedure, the parties waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (1) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (2) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this section apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. The Company shall bear JAMS’ arbitration fees and administrative costs in excess of the court filing fees that you would be required to pay if the dispute was litigated in civil court. Nothing herein shall prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Ken Song

September 7, 2016

Employee Initials for Section 12: KS

13. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

14. Miscellaneous. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a duly authorized officer of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

15. Investment Opportunity. Subject to approval by the Board and requisite investors, and receipt by the Company of any required stockholder consents, you shall be entitled to invest up to $100,000 in the Company’s ongoing Series A preferred stock financing in the last remaining closing, subject to the terms and conditions of the existing definitive agreements for such financing.

16. Other Terms.

(a) Subject to approval of the Board and requisite stockholders, the Company shall use its reasonable efforts to (i) amend the Plan to provide for “double trigger” acceleration for all options held by employees of the Company in connection with a Change in Control, consistent with the acceleration provisions set forth above and applicable to the Options and (ii) amend the purchase agreement for the Company’s ongoing Series A preferred stock financing to accelerate the third and final closing under such agreement to a date that is on or before the date that is forty five (45) days after the Start Date.

(b) By signing this Agreement, you represent to the Company that you have no contractual commitments or other legal obligations that would or may prohibit you from performing your duties for the Company. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States.

Please acknowledge, by signing below, that you have accepted this Agreement.

Very truly yours,

Ken Song

September 7, 2016

By:	/s/ Richard A. Heyman
	Name:	Richard A. Heyman, Ph.D.
	Title:	Chairman, Board of Directors

I have read and accept this employment offer:

/s/ Ken Song
Ken Song
Dated: September 7, 2016

Encl.

Exhibit 1—EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT